Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Webster Financial Corporation:

     We consent to incorporation by reference in the Registration Statement on Form S-4 related to the merger between Webster Financial Corporation and First City Bank of our report dated March 5, 2004, which report appears in the December 31, 2003 annual report on Form 10-K of Webster Financial Corporation, incorporated by reference herein, and to the reference to our firm under the heading “Experts” in the Prospectus.

     Our report refers to the Company’s adoption of changes in accounting for stock-based compensation awards and goodwill and other intangible assets in 2002.

/s/ KPMG LLP

Hartford, Connecticut
September 10, 2004